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                             MEMORANOUM OF AGREEMENT

        In the matter of GEORGE F. SLADE and LINDA W. SLADE Trustees of the George F. Slade Revocable Trust, Plaintiffs, vs. CYBER-CARE, INC., Defendant, the undersigned parties have agreed to settle their dispute concerning case number 01-CA1990 on this date, March 18, 2002, and hereby agree to the following terms:

1. Cyber Care will pay GEORGE F. SLADE and LINDA W. SLADE, Trustees of the George F. Slade Revocable Trust $200,000.00 within twenty (20) days of the date of this agreement.

2. Cyber Care will register $200,000 in Cyber Care stock in the name of GEORGE F. SLADE and LINDA W. SLADE, Trustees of the George F. Slade Revocable Trust within ninety (90) days of the date of this agreement. The stock will be valued at the closing bid price no more than five (5) days prior to submission for registration, but in any event no more than eighty-five (85) days from the date of this agreement. Cyber Care will deliver such stock to GEORGE F. SLADE and LINDA W. SLADE, Trustees of the George F. Slade Revocable Trust within five
(5) days of the registration becoming effective.

3. Cyber Care will transfer all assets and liabilities of the Tallahassee Sleep Disorder Clinic, Inc. to GEORGE F. SLADE and LINDA W. SLADE, Trustees of the George F. Slade Revocable Trust or such other entity as they may designate. Cyber Care will complete the transfer of such assets and liabilities within thirty (30) days of the date of this agreement. This agreement is conditioned on the parties' mutual understanding that the accounts receivable of the
Tallahassee Sleep Disorder Clinic, Inc. are not pledged, mortgaged or otherwise encumbered and that the liabilities of the Tallahassee Sleep Disorder Clinic, Inc. exceeding $1,000 are limited to:
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        an equipment loan with a balance of approximately $19,000.00; a building lease; a phone lease; and a copier lease.

This agreement is further conditioned on the Slade's warranty that they have not obligated Tallahassee Sleep Disorder Clinic, Inc. or Cyber Care to any undisclosed payables in excess of $1,000.00, nor will they do so prior to the transfer or thereafter.

4. This agreement is subject to ratification by the Cyber Care board of directors. Such ratification will be obtained within five (5) days of the date of this agreement. March 18, 2002.



Michael Mattimore, Esq.                        William H. Hughes, III, Esq.
Jonathan W. Oliff, Esq.                        Carl R. Pennington, Jr., Esq.
Allen, Norton & Blue, P.A.                     Pennington, Moore, Wilkinson,
908 North Monroe Street                         Bell & Dunbar, P.A.
Tallahassee, FL 32303                          215 South Monroe Street, 2nd Fl.
                                               Post Office Box 10095
                                               Tallahassee, FL  32302-2095



Cyber-Care, Inc.                               George F. Slade and Linda Slade
                                               Trustees of the George F. Slade
By:                                            Revocable Trust
Daniel W. Bivins
Senior Vice President                          By:
                                               George F. Slade

                                               By:
                                               Linda Slade